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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 8-K



                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



        Date of report (Date of earliest event reported): April 14, 2004



                           WHITTIER ENERGY CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)



           Nevada                     0-30598                     20-0539412
(State or Other Jurisdiction        (Commission                 (IRS Employer
     of Incorporation)              File Number)             Identification No.)



                           333 CLAY STREET, SUITE 1100
                              HOUSTON, TEXAS 77002
              (Address of Registrant's Principal Executive Offices)


                                 (713) 850-1880
              (Registrant's telephone number, including area code)

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ITEM 5. Other Events

Whittier Energy Corporation (the "Company") announced today the acquisition of an operated working interest in the Cut Off Field located in Lafourche Parish, Louisiana for $1.65 million dollars from an undisclosed private company. Whittier acquired an average working interest of 73% in four producing oil wells, one salt water disposal well and two shut-in wells, with an effective date of March 1, 2004. Gross production from the field is approximately 210 Bopd (barrels of oil per day) and 150 Mcfd (thousand cubic feet per day). Net production to Whittier is approximately 105 Bopd and 35 Mcfd. Whittier paid for the property using $650,000 from working capital and $1.0 million from its revolving line of credit with Compass Bank. The Company has estimated net proved reserves in the field to be in excess of 350,000 barrels of oil equivalent.

Additionally, Whittier is pleased to announce that it has retained Enercom, Inc. to help with its investor relations needs. EnerCom works primarily with energy industry clients from its Houston and Denver offices.

"This property is a timely purchase given the current high commodity price environment we are in." said Bryce Rhodes, President and CEO. "We are excited about the additional cashflow this acquisition will generate and it fits within our existing area of operations. We have also identified behind-pipe reserves in two wells, reflecting our strategy of acquiring assets with upside potential to generate long-term value for Whittier. The field is in excellent condition and we believe there may be additional opportunities to improve its operating efficiency."

Change of Address and Drilling Update
-------------------------------------

Whittier also announced that the Company has relocated its corporate headquarters to 333 Clay Street, Suite 1100, Houston, Texas 77002, effective as of April 30, 2004. The Company's main telephone number, (713) 850-1880, remains unchanged.

Additionally, the Company previously announced plans to drill the Schirmer 1-19, a new development gas well in the Bonnie View Field, located in Refugio County, Texas, targeting Frio sands at 5,400' and 5,600'. The Company has staked the surface location and expects to spud the well in May 2004. The Company's independent reserve report for 2003 attributed approximately 342 Mmcf of proved undeveloped reserves to the Company's net interest in the well. In March 2004, Whittier acquired an additional 5% interest in the Bonnie View Field for approximately $95,000, increasing its working interest ownership to 71.38% (58.53% net revenue interest). The Bonnie View Field is currently producing 95 Bopd and 350 Mcfd from 3 wells, with net production of approximately 55 Bopd and 205 Mcfd.

Other Drilling Activities
-------------------------

In May 2004, Whittier plans to re-enter and sidetrack the Cavenham Forest 5-1 well in the Beaver Dam Creek Field, in an attempt to establish production from an untested fault block located southwest of the field. Whittier will act as operator, retaining an approximate 19% working interest in the well.

The Company also has non-operating working interests in various ongoing exploration and developmental drilling projects, including minor working interests (1% or less) in 4 deep gas wells (approximately 18,000') being drilled in the Greater Mayfield Area in Oklahoma, and a 10% working interest in a re-entry of a 10,900' gas well, targeting the Wilcox formation, in the Mont Field in Lavaca County, Texas. An additional 2 development wells being drilled in the Greater Mayfield Area as of year-end 2003 were successfully completed during the quarter ended March 31, 2004.

Bryce Rhodes, the Company's President and CEO, said "Whittier's increased ownership and development of the resource potential in Bonnie View, combined with our various investments in operated and non-operated exploration and exploitation projects are representative of our portfolio investment approach to growing the Company's production and revenues while also managing risk."

Whittier Energy Corporation is an independent oil and gas exploration and production company headquartered in Houston, Texas, with operations in Texas and Louisiana. Whittier Energy also holds non-operated interests in fields located in the Gulf Coast, Oklahoma, Wyoming and California.

Forward-Looking Statements: Certain statements included herein are intended as "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. The Company cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. More information about the risks and uncertainties relating to these forward-looking statements are found in the Company's SEC filings, which are available free of charge on the SEC's web site at http://www.sec.gov.

A copy of Whittier Energy Corporation's press releases issued on April 14, 2004, April 30, 2004, and May 13, 2004 are attached as Exhibits to this Form 8-K.



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ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

(c)  Exhibits.



Number    Exhibit

99.1*     Press release issued by Whittier Energy Corporation on May 13, 2004.
99.2*     Press release issued by Whittier Energy Corporation on April 30, 2004.
99.3*     Press release issued by Whittier Energy Corporation on April 14, 2004.
-------------
* Filed Herewith


                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            WHITTIER ENERGY CORPORATION



Date:  May 17, 2004


                                            By: /s/ Michael B. Young
                                            -----------------------------------
                                            Michael B. Young
                                            Chief Financial Officer
                                            (Principal Financial and Accounting
                                            Officer)